Exhibit 99.1

Mobiquity Networks CEO to speak at Unicomm’s 2013 MultiScreen Summit

NEW YORK, NY June 11, 2013 /PRNewswire/ -- Ace Marketing & Promotions, Inc. (OTCQB: AMKT) is pleased to announce today that Co-CEO, Michael Trepeta has been invited to speak at the 2013 MultiScreen Summit on Wednesday, June 12, 2013, at 11:15am (EST).

The Unicomm 2013 MultiScreen Summit, will be held in New York’s Metropolitan Pavilion June 11th & 12th, and is aimed at brands, agencies and media publishers that are looking to gain insights into navigating a multi-device world. The event is produced in partnership with the Location Based Marketing Association and The Hollywood Reporter.

While mobile devices account for approximately 23 percent of consumers’ time spent on media, brands’ mobile ad spending represents only 1-2 percent of the media budget. Mr. Trepeta will be joining other mobile industry leaders in a panel discussion addressing how brands are adjusting their advertising budget to accommodate the new multi-screen ecosystem. Also participating in the discussion will be: Are Traasdah, Founder & CEO, TapAd; George Bell, President & CEO, JumpTap; Srini Dharmaji, Founder & CEO, GoldSpot Media; and Anthony Iaffaldano, VP Product Marketing, Undertone.

“We are pleased to have been invited to contribute our unique experience to this important debate,” said Michael Trepeta, “Mobile’s time has arrived, and we look forward to playing a leading role in its adoption.”

For more information about the conference, please visit: http://thescreensummit.com/

ABOUT “ACE”

Ace Marketing & Promotions, Inc. is a business and technology development company focusing on advanced integrated marketing platforms, mobile marketing, social networks, website development and digital media. The Company’s 3 business divisions are: Ace Marketing (Integrated Marketing Technologies), Venn Media (Integrated Website Development and Social Media Platform) and Mobiquity Networks (Location Based Mobile Marketing Network). For more information you can visit:

www.acemarketing.net	www.appliedmarketingtechnologies.net
www.vennmedia.net	www.mobiquitynetworks.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

Contact Information:
Ace Marketing & Promotions, Inc.
Legend Securities, Inc.
Thomas Wagner
800-385-5790
718-233-2627
E:twagner@legendsecuritiesinc.com